EX-4.7
                                LOAN AGREEMENT

                                LOAN AGREEMENT

     LOAN AGREEMENT, dated as of June 12, 2002 by and between Freestar Technologies, Inc., a Nevada corporation, with headquarters located at 1140 Avenue of the Americas, 10th Floor, New York, New
York 10036 ("Company") and the persons named on Schedule A
(collectively,  the "Lender").

WHEREAS:

     A. The Company wishes to borrow and Lender is willing to lend the sum of $60,000 for the general business purposes of the Company ("Loan");

     B. In order to induce Lender to make the Loan, the Company has agreed to provide certain security to guarantee the repayment of the Loan;

     C. The Company will derive significant value from the transactions contemplated by this Agreement; and

     D. In addition to the foregoing, in order to induce Lender to make the Loan, the Company has agreed to make the representations, warranties and covenants hereinafter set forth, and to accept the other terms, conditions and provisions of this Agreement.

     NOW THEREFORE, intending to be legally bound, all of the parties agree as follows:

I.  Definitions.

     "Agreement" means this Loan Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

     "Closing Bid Price" shall mean for any security as of any date, the lowest closing bid price as reported by Bloomberg, L.P. ("Bloomberg") on the principal securities exchange or trading market where such security is listed or traded or, if the foregoing does not apply, the lowest closing bid price of such security in the over-the-counter market on the electronic bulletin board, or, if no lowest trading price is reported for such security by the electronic bulletin board, then the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc.

     "Closing Date" has the meaning set forth in Section 2.02.

     "Commission" means the Securities and Exchange Commission or any entity succeeding to all of its material functions.

     "Common Stock" means the common stock, $0.001 par value per share, of the Company that is traded over the National Association of Securities Dealers OTC Electronic Bulletin Board under the symbol "FSTI.".

     "Company" means Freestar Technologies, Inc., a Nevada corporation, and its successors.

     "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments issued by such Person, (iii) all obligations of such Person as lessee which (x) are capitalized in accordance with GAAP or (y) arise pursuant to sale-leaseback transactions, (iv) all reimbursement obligations of such Person in respect of letters of credit or other similar instruments, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vi) all Debt of others guaranteed by such Person.

     "Default" means any event or condition which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Default Rate" means the highest of 16% per month or the highest rate of interest permitted to be charged under the law of the State of Nevada.

     "Event of Default" has the meaning set forth in Article VI hereof.

     "GAAP" means generally accepted accounting principles.

     "Interest Rate" shall mean 10% per month.

     "Investment" means any investment in any Person, whether by means of share purchase, partnership interest, capital contribution, loan, time deposit or otherwise.

     "Lien" means, any lien, mechanic's lien, materialmen's lien, lease, easement, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, agreement to sell or convey, option, claim, title imperfection, encroachment or other survey defect, pledge, restriction, security interest or other adverse claim, whether arising by contract or under law or otherwise (including, without limitation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

     "Loan" means the loan made by payment by Lender to the Company pursuant to this Loan Agreement in the principal amount of $60,000 along with all accrued interest, costs and fees as provided in this Loan Agreement and the Notes, as defined below.

     "Material Adverse Change" means (a) a material impairment of the ability of the Company to perform under this Loan Agreement and to avoid any event of Default; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of this Loan Agreement

     "Material Adverse Effect" means any material adverse effect on the operations, results of operations, properties, assets or condition (financial or otherwise) of the Company, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

     "Maturity Date" shall mean the earlier of (a) sixty days from the date of this Agreement; or (b) the closing of the transactions contemplated in the Term Sheet as defined herein.

     "Notes" shall mean the promissory notes of the Company, delivered pursuant to Section 2.01 of this Agreement evidencing the Loan in the forms annexed as Exhibit A.

     "OTC Bulletin Board" means the National Association of
Securities Dealers OTC Electronic Bulletin Board.

     "Person" means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

     "Securities" means the Notes and Shares.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shares" means 1,000,000 shares of Common Stock to be transferred to the Lender simultaneously upon the execution of this Agreement.

     "Taxes" means any federal, state or local taxes, penalties, assessments or charges imposed by a governmental entity.

     "Term Sheet" shall mean the Confidential Memorandum executed by vFinance Investment Systems, Inc. and the Company, a copy of which is annexed hereto as Exhibit B.

     "Trading Day(s)" shall mean any Business Day on which the automated quotation system or exchange on which the Common Stock is then traded is open for trading for at least four (4) hours.

     "Transaction Agreement(s)" means this Agreement, the Notes, the Guaranty, the UCC-1 Financing Agreement and any other documents executed in connection with the Loan.

II.  Loan

     2.01 Notes; Interest on Loan . The Loan shall be evidenced by the Notes appropriately completed on behalf of the Company, dated the Closing Date, and in the aggregate amount of $60,000 which evidences the principal amount of the Loan . The Notes shall bear interest from the Closing Date at the Interest Rate. The unpaid principal balance and any accrued interest shall be due and payable on the Maturity Date. Interest shall be calculated on the unpaid principal balance of the Notes at the Interest Rate commencing on the date of this Agreement until the Loan is paid in full in accordance with the terms of this Agreement.

     2.02 Closing Date. The "Closing Date" shall be the date of this Agreement provided all conditions precedent to the Loan as set forth in Article IV have been satisfied.

     2.03 Prepayment of Loans. The Company shall have the right at any time and from time to time to prepay the Loan prior to the Maturity Date, in whole or in part, without penalty.

     2.04 Mandatory Prepayments. Upon (i) a transfer of all or substantially all of the assets of the Company to any Person in a single transaction or series of related transactions, or (ii) a consolidation, merger or amalgamation of the Company with or into another Person in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock) (each of items (i) and (ii) being referred to as a "Sale Event"), then, in each case, the Company shall, pay to the Lender, its successors and or/assigns, all outstanding principal and accrued interest due under the Notes.

III.  Representation and Warranties.

     3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full power and authority to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. The Company has no Subsidiaries. The Company is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where such failure would not have a Material Adverse Effect.

     3.02  Authorization and Execution.

          (a) The Company has all requisite power and authority to enter into and perform each Transaction Agreement and to consummate the transactions contemplated hereby and thereby and to issue the Notes in accordance with the terms hereof and thereof.

          (b) The execution, delivery and performance by the Company of each Transaction Agreement and the issuance by the Company of the Notes have been duly and validly authorized and no further consent or authorization of the Company, its Board of Directors or its shareholders as required.

          (c) This Agreement has been duly executed and delivered by the Company.

          (d) This Agreement constitutes, and upon execution and delivery thereof by the Company, each of the other Transaction Agreements will constitute, a valid and binding agreement of the Company, in each case enforceable against the Company in accordance with its respective terms.

     3.03 Shares. All of the Shares are, or upon issuance will be duly authorized, validly issued, fully paid and non-assessable. The Shares are not subject to preemptive rights or similar rights of the stockholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. As of the date hereof, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for the Shares.

     3.04 Governmental Authorization. The execution and delivery by the Company of the Transaction Agreements does not and will not, the issuance or delivery of the Shares does not and will not, and the consummation of the transactions contemplated hereby and by the other Transaction Agreements will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official except (a) such actions or filings that have been undertaken or made prior to the date hereof and that will be in full force and effect (or as to which all applicable waiting periods have expired) on and as of the date hereof or which are not required to be filed on or prior to the Closing Date, and (b) such actions or filings that, if not obtained, would not result in a Material Adverse Effect.

     3.05 Issuance of Shares. The Shares are duly and validly issued and outstanding, fully paid and nonassessable, free and clear of any Taxes, Liens and charges with respect to issuance and shall not be subject to preemptive rights or similar rights of any other stockholders of the Company. Each of the Securities will have been issued in material compliance with all applicable U.S. federal and state securities laws.

     3.06 No Conflicts. The execution and delivery by the Company of the Transaction Agreements to which it is a party did not and will not, and the issuance of the Notes did not and will not and the consummation of the transactions contemplated hereby and by the other Transaction Agreements will not, contravene or constitute a default under or violation of (i) any provision of applicable law or regulation, (ii) the Company's corporate documents and by-laws, (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or the Company or any of their assets, or result in the creation or imposition of any Lien on any asset of the Company. The Company is in compliance with and conforms to all statutes, laws, ordinances, rules, regulations, orders, restrictions and all other legal requirements of any domestic or foreign government or any instrumentality thereof having jurisdiction over the conduct of its businesses or the ownership of its properties, except where such failure would not have a Material Adverse Effect.

     3.07 Financial Information. The Company has timely filed with the Commission true and complete copies of its financial statements and schedules included therein ("Financial Statements"), and such Financial Statements and schedules do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. There have been no Material Adverse Changes in the Company's business, properties, results of operations, condition (financial or otherwise) or prospects since the date of the Financial Statements that have not been disclosed to the Lender in writing. The Financial Statements, including the footnotes thereto, fairly present the financial condition of the Company at the dates indicated and its results of their operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against and all Debts and liabilities of the Company, fixed or contingent.

     3.08 Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or which challenges the validity of any Transaction Agreements.

     3.09 Taxes. All United States federal, state, county, municipality local or foreign income tax returns and all other material tax returns (including foreign tax returns) which are required to be filed by or on behalf of the Company have been filed and all material Taxes due pursuant to such returns or pursuant to any assessment received by the Company have been paid, except those being disputed in good faith and for which adequate reserves have been established. The charges, accruals and reserves on the books of the Company in respect of Taxes or other governmental charges have been established in accordance with GAAP.

     3.10 Investments, Joint Ventures. The Company does not have a direct or indirect Investment in any Person, and the Company is not a party to any partnership, management, shareholders' or joint venture or similar agreement.

     3.11  Not an Investment Company.   The Company is not an
"investment company" within the meaning of the Investment Company Act of 1940, as amended.

     3.12 Full Disclosure. The information heretofore furnished by the Company to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished by the Company to the Lender will not (in each case taken together and on the date as of which such information is furnished), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.

     3.13 Absence of Any Undisclosed Liabilities or Capital Calls. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than (i) those liabilities provided for in the Financial Statements and (ii) other undisclosed liabilities which, individually or in the aggregate, would not have a Material Adverse Effect.

     3.14 Title to Properties. The Company has good and marketable title to all its properties reflected on the Financial Statements, free and clear of all Liens, other than Liens set forth on the Financial Statements.

IV.  Conditions of Lending

     The obligation of Lender to make the Loans is subject to the following conditions precedent:

     4.01 Representations and Warranties. The representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct as of the Closing Date.

     4.02 No Default. The Company shall be in compliance with all the terms and conditions set forth in this Agreement on its part to be observed or performed, and no Default or Event of Default shall have occurred and be continuing.

     4.03  Litigation.

          (a) There shall be no actions, suits or proceedings (whether or not purportedly on behalf of the Company) pending or, to the knowledge of the Company, threatened against or affecting the Company at law or in equity or before or by any sector of the government, governmental department, commission, board, bureau, the Commission, agency or instrumentality, domestic or foreign ("Actions"), which involve any of the transactions contemplated by this Agreement or the Notes, or which, if adversely determined against either the Company, would result in any Material Adverse Change in the business, operations, prospects, properties or assets or in the condition, financial or otherwise, of the Company.

          (b) The Company shall not be in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or any governmental entity, department, commission, board, bureau, the Commission, agency or instrumentality, domestic or foreign, which would have a Material Adverse Effect on the condition (financial or otherwise) of the Company or the Company.

     4.04 Deliveries. The Company shall have delivered to Lender on or before the Closing the following documents in form and substance satisfactory to Lender:

          (a) Notes numbered 1, 2, and 3 payable to the order of Lender in the forms annexed as Exhibit A to this Agreement duly completed and executed by the Company and dated as of the Closing Date.

          (b) Term Sheet in the form annexed as Exhibit B to this Agreement duly executed and completed by the Company and dated prior to or as of the Closing Date.

          (c) The personal guarantees of Paul Egan and Ciaran Egan ("Guaranties"), each in the form annexed hereto as Exhibit C, duly executed and completed as of the Closing Date.

          (d) A certificate or certificates for the Shares in the name of the Lender or Lender's designee as set forth on Schedule A.

          (e) UCC-1 Financing Statement in the form acceptable to the lender; and

         (f) Corporate Resolution of the Company authorizing the transactions contemplated by this Agreement, in the form annexed hereto as Exhibit D.

V.  Affirmative Covenants

     The Company hereby agrees that, from and after the date hereof for so long as the Notes remains outstanding and for the benefit of the Lender:

     5.01 Information. The Company will deliver to the Lender or holder of the Notes any and all information reasonable requested by the Lender.

     5.02 Payment of Obligations. The Company will, pay and discharge, at or before maturity, all its liabilities, except where the same may be contested in good faith by appropriate proceedings and will maintain appropriate reserves for the accrual of any of the same.

     5.03 Maintenance of Property; Insurance. The Company will keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. In addition, the Company will maintain insurance in at least such amounts and against such risks as it has insured against as of the Closing Date.

     5.04 Maintenance of Existence. The Company will continue to engage in business of the same general type as now conducted by it, and will preserve, renew and keep in full force and effect its corporate existence and its material rights, privileges and franchises necessary or desirable in the normal conduct of business.

     5.05 Compliance with Laws. The Company will comply, in all material respects, with all federal, state, municipal, local or foreign applicable laws, ordinances, rules, regulations, municipal by-laws, codes and requirements of governmental authorities (including, without limitation, environmental laws and ERISA and the rules and regulations thereunder) except (i) where compliance therewith is contested in good faith by appropriate proceedings or
(ii) where non-compliance therewith could not reasonably be expected, in the aggregate, to have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Company.

     5.06 Inspection of Property, Books and Records. The Company will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, during normal business hours, a representative of the Lender to visit and inspect any of its properties, upon reasonable prior notice, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its executive officers and independent public accountants (and by this provision the Company authorizes its accountants to disclose and discuss with the Lender the affairs, finances and accounts of the Company.

     5.07 Investment Company Act. The Company will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under
Section 8 of the Investment Company Act of 1940, as amended.

     5.08 Use of Proceeds. The proceeds from the Notes shall be used for working capital purposes. None of the proceeds from the issuance and sale of the Notes will be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System..

     5.09 Piggy Back Rights. For a period of five (5) years from the date hereof, the Lender shall have unlimited "piggy back" registration rights for the Shares. The Company shall advise the Investor or its transferee, by written notice at least 30 days prior to the filing of any registration statement or post-effective amendment thereto under the Act covering any securities of the Company, for its own account or for the account of others (other than a registration statement on Form S-4 or S-8 or any successor forms thereto), and will, upon the request of the Lender, include in any such post-effective amendment or registration statement, such information as may be required to permit a public offering of, all or any of the Registrable Securities. In any event, the Company shall include the Shares in the form SB2, which is presently being prepared by the Company and is scheduled to be filed with the Commission within the next fourteen days. The Company shall supply prospectuses and such other documents as the Lender may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities, use its reasonable efforts to register and qualify any of the Registrable Securities for sale in such states as such Lender designates, provided that the Company shall not be required to qualify as a foreign corporation or a dealer in securities or execute a general consent to service of process in any jurisdiction in any action, and do any and all other acts and things which may be reasonably necessary or desirable to enable such Lender to consummate the public sale or other disposition of the Registrable Securities (it being understood that the Company, in its sole discretion, has the right not to request acceleration of effectiveness of any such registration statement). The Company shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the holders of Registrable Securities requested to be included in the registration statement. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering advises the Company or the holders of Registrable Securities that the total amount of securities which they intend to include in such offering is such as to materially and adversely affect the success of such offering, then the amount of securities to be offered for the accounts of holders of Registrable Securities shall be eliminated, reduced, or limited to the extent necessary to reduce the total amount of securities to be included in such offering to the amount, if any, recommended by such managing underwriter or underwriters and shall be subject to (i) the number of securities which the Company proposes to offer and sell for its own account in such offering and (ii) any other registration rights granted to other shareholders or securityholders of the Company that are in effect on the date thereof (any such reduction or limitation in the total amount of Registrable Securities to be included in such offering to be borne by the holders of Registrable Securities proposed to be included therein pro rata). The Lender shall not be obligated to agree to any underwriter lockup if it chooses not to exercise its registration rights.

     The Company will use its best efforts to maintain such registration statement or post-effective amendment current under the Act for as long as Lender holds Registrable Securities.

VI.  Events of Default.

     6.01 Events of Default. If one or more of the following events (each an "Event of Default") shall have occurred and be continuing:

          (a) failure by the Company to pay or prepay when due, all or any part of the interest or principal when due on the Notes (whether by virtue of the agreements specified in this Agreement or the Notes);

          (b) failure on the part of the Company to observe or perform in any material respect any covenant of this Agreement;

          (c) trading in the Common Stock shall have been suspended by the Commission or by the OTC Bulletin Board (except for any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company and except if, at the time there is any suspension on the OTC Bulletin Board, the Common Stock is then listed and approved for trading on either the Nasdaq Stock Market's SmallCap Market or the Nasdaq Stock Market's National Market or a stock exchange within ten (10) trading days thereof);

          (d) the Company shall have its Common Stock delisted from the OTC Bulletin Board for at least ten (10) consecutive Trading Days and is unable to obtain a listing on either the Nasdaq Stock Market's SmallCap Market or the Nasdaq Stock Market's National Market or a stock exchange within such ten (10) trading days thereof;

          (e) the Company has commenced a voluntary case or other proceeding seeking liquidation, winding-up, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, moratorium or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of them or any substantial part of their property, or has consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against them, or has made a general assignment for the benefit of creditors, or has failed generally to pay their debts as they become due, or has taken any corporate action to authorize any of the foregoing;

          (f) an involuntary case or other proceeding has been commenced against the Company seeking liquidation, winding-up, reorganization or other relief with respect to them or their debts under any bankruptcy, insolvency, moratorium or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of their property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days, or an order for relief has been entered against the Company under the federal bankruptcy laws as now or hereafter in effect;

          (g) default in any provision (including payment) of any agreement governing the terms of any Debt of the Company in excess of $50,000, which has not been cured within any applicable period of grace associated therewith;

          (h) judgments or orders for the payment of money which in the aggregate at any one time exceed $50,000 and are not covered by insurance have been rendered against the Company by a court of competent jurisdiction and such judgments or orders shall continue unsatisfied and unstayed for a period of 90 days;

then, and in each and every such occurrence, the Lender may, with respect to an Event of Default, and the Lender may declare the Notes to be, and the entire amount of principal and interest as provided in the Notes and this Agreement shall thereon become immediately due and payable; and provided further, if any Event of Default has occurred and is continuing, and irrespective of whether the Notes have been declared immediately due and payable hereunder, the Lender or an any holder of the Notes may proceed to protect and enforce the rights of the Lender or such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Notes, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise, and provided further, that the Lender or any holder of the Notes may exercise immediately and without notice to the Company any and all rights and remedies provided under this Agreement and the Guaranties and the laws governing the enforcement and foreclosure of the UCC-1 Financing Statement.

     6.02 Powers and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Lender or holder of the Notes is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Every power and remedy given by this Agreement, the Notes, the Guaranties and the UCC-1 Financing Statement or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Lender or the holder of the Notes.

     6.03 Rights of Lender or holder of the Notes Upon Events of Default. In the case of happening of any Event of Default then, at any time thereafter, Lender may, without notice, or demand upon the Company take any of the following actions, at the same or different times: (i) declare the Notes and all fees and the other sums accrued under this Agreement and the Notes to be immediately due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything contained in this Agreement or the Notes to the contrary notwithstanding, (ii) exercise all rights and remedies available under the Guaranties, (iii) foreclose and enforce the UCC-1 Financing Statement; and (iv) otherwise exercise any and all rights and remedies afforded to Lender by this Agreement and the Transaction Documents or at law or in equity.

VII.  Miscellaneous.

     7.01 Notices. Except as expressly provided in this Agreement, any notice, request, demand, statement, authorization or consent made hereunder shall be in writing and shall be hand delivered or sent by express mail service, return receipt requested, and also sent by fax, and shall be deemed given when received at the following addresses:

If to Lender:

Set forth on Schedule A Attached.

with a copy to:

Novack Burnbaum Crystal LLP
300 East 42nd Street, 10th Floor
New York, New York 10017
Attention: Edward H. Burnbaum Esq.
Facsimile: (212) 986-2907

If to Company:

Freestar Technologies, Inc.
1140 Avenue of the Americas
New York, New York 10036
Attention: Paul Egan
Facsimile: (212) 869-7999

If to Guarantors:

Mr. Paul Egan
Calle Fantino Falco #24
Edificio J. Baez
Ensanche Naco, Santo Domingo
Dominican Republic

Mr. Ciaran Egan
Calle Fantino Falco #24
Edificio J. Baez
Ensanche Naco, Santo Domingo
Dominican Republic

     7.02 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the Notes shall survive the making of the Loan by Lender, and shall continue in full force and effect so long as the Notes are outstanding or any amount due thereunder or under this Agreement remains unpaid.

     7.03 Applicable Law. The Transaction Documents shall be construed in accordance with and governed by the laws of the State of Nevada applicable to agreements executed in and to be performed wholly within such State.

     7.04 Waiver by Lender. Neither any failure nor any delay on the part of Lender in exercising any right, power or privilege under this Agreement or the Notes, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

     7.05 Modification of Agreement. No modification, amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Company or Lender therefrom shall in any event be effective unless the same shall be in writing and signed by Lender or Company, as applicable, and the party against whom enforcement of such modification, amendment or waiver is sought, and expressly refers to this Agreement and states that it is a modification, amendment or waiver, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand to the Company in any case shall entitle the Company to any other or further notice or demand in the same, similar or other circumstances.

     7.06 Severability. In case any one or more of the provisions contained in any of the Transaction Documents including but not limited to this Agreement or the Notes, should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

     7.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute but one instrument.

     7.08 Late Charges and Costs. In order to defray expenses incurred by Lender in processing delinquent payments, in the event that any payment due, whether by acceleration or otherwise, on the Notes or otherwise pursuant to this Agreement, is not paid within 5 days of the date such payment is due, the Company shall pay the Lender a fee equal to 4% of the amount which is overdue, and in the event it becomes necessary for the Lender to institute enforcement proceedings with regard to the Notes, this Agreement, the Guaranties or the UCC-1 Financing Statement, or to enforce the rights and remedies provided under all of the aforesaid documents, the Company shall pay all costs and disbursements in connection therewith including but not limited to attorneys fees, and the fees of any experts or consultants who may be retained.

     7.09  Default Interest.  In addition to the late charge under section 7.08 of this Agreement upon the occurrence of an Event of Default, the Company shall, regardless of whether Lender has exercised any of the remedies provided for in this Agreement or the Notes, pay interest, to the extent permitted by law on the outstanding principal at the Default Rate.

     7.10 Usury Savings Clause. All payment obligations arising under this Agreement or the Notes, are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Agreement or the Notes, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed as such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

     7.11 Waiver of Jury Trial. LENDER AND COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM, ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, THE NOTES, THE GUARANTIES, THE UCC-1 FINANCING STATEMENTS OR ANY OF THE OTHER TRANSACTION DOCUMENTS. COMPANY SHALL NOT RAISE ANY COUNTERCLAIM IN ANY PROCEEDING BROUGHT BY LENDER TO ENFORCE THE PROVISIONS OF THIS AGREEMENT, THE NOTES, THE GUARANTIES, THE UCC-1 FINANCING STATEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS.

     7.12  Consent to Jurisdiction; Waiver of Immunities.

          (a) Company and Lender hereby irrevocably submit to the jurisdiction of any New York State or federal court sitting in New York County in any action or proceeding arising out of or relating to this Agreement, the Notes, the Guaranties, the UCC-1 Financing Statement or any of the Transaction Documents and irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Company, and Lender hereby irrevocably waive the defense of an inconvenient forum or venue to the maintenance of such action or proceeding. Service of process may be made on the Company, or Lender by mailing, certified mail, return receipt requested, or Fedex, or delivering a copy of such process to Company or Lender, as the case may be, at the addresses set forth in Section 7.01 above and such service shall be complete upon mailing or delivery of the process.

          (b) Nothing in this section 7.12 shall affect the Company's or Lender's right to serve legal process in any other manner permitted by law.

     7.13 Independent Counsel. The Company and Lender hereby acknowledge that they have retained independent counsel of their choice to review this Agreement and the accompanying documentation.

     IN WITNESS WHEREOF, the Lender and the Company have executed this Agreement, all as of the day and year first above written.

                                      LENDER:


                                      /s/  David Stefansky
                                      David Stefansky

                                     /s/  Marc Siegal
                                     Marc Siegal

                                     /s/  Richard Rosenblum
                                     Richard Rosenblum

                                     COMPANY:

                                     Freestar Technologies


                                     By: /s/  Paul Egan
                                     Paul Egan


                                    EXHIBIT A

                              FORM OF PROMISSORY NOTE

No. _____

$20,000                                               New York, New York
                                                      June 12, 2002

     FOR VALUE RECEIVED, Freestar Technologies, Inc., a Nevada Corporation with a principal place of business at 1140 Avenue of the Americas, 10th Floor, New York, New York 10036 ("Maker") DOES HEREBY JOINTLY AND SEVERALLY PROMISE to pay to the Order of ________________ ("Payee"), at _______________________________________ or at such other place as Payee may direct from time to time, in lawful money of the United States of America, in immediately available funds, the principal amount of Twenty Thousand Dollars ($20,000), and interest from the date hereof, in like money, on the dates and pursuant to rate provided in the Loan Agreement dated of even date herewith by and among the Makers, Payee and other individuals set forth on Schedule A therein ("Agreement") and upon default, on demand from time to time, as provided in sections 7.08 and 7.09 of the Agreement. This Promissory Note is subject in all respects to the Agreement, including, without limitation, the Usury Savings Clause in section 7.10.

     This Promissory Note is referred to in the Agreement, and is subject to acceleration of maturity as set forth in the Agreement.

     This Promissory Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such state and any applicable laws of the United States of America.

                                        FREESTAR TECHNOLOGIES, INC.


                                        Authorized Officer


                                   EXHIBIT C

                             UNCONDITIONAL GUARANTEE

     THIS UNCONDITIONAL GUARANTY ("Guaranty"), dated as of June 12, 2002, is made by Paul Egan, with an address at Calle Fantino Falco #24, Edificio J. Baez, Ensanche Naco, Santo Domingo, Dominican Republic ("Guarantor") in favor of the in favor of persons named on
Schedule 1 (together with its permitted assigns and successors, the "Holders").

     Reference is made to that certain Loan Agreement dated of even date herewith between Freestar Technologies, a Nevada corporation ("Obligor") and the Holders ("Agreement"), Promissory Notes in the aggregate amount of $60,000 of even date herewith between Obligor and Holders ("Notes") and a UCC-1 Financing Statement ("UCC-1") executed in connection with the Agreement and the Notes. The Agreement, Notes, UCC-1 and any and all documents executed in connection therewith are sometimes referred to herein as "Transaction Documents."

     Unless otherwise defined herein, all capitalized terms, when used herein shall have the same meaning as is defined in the Agreement. In order to induce the Holders to provide an aggregate of $60,000 to the Obligor, as evidenced by the Transaction Documents, the undersigned Guarantor has agreed to execute and deliver this Guaranty to the Holders. The Guarantor is the president and a director of the Obligor.

     The Guarantor does hereby irrevocably and unconditionally guaranty to the Holders, to the extent hereinafter set forth, the full and timely performance by the Obligor of each of the Obligor's covenants, agreements, and obligations under the Transaction
Documents (collectively, the "Obligations").

     This is an absolute, irrevocable and unconditional guaranty of payment and performance and not merely of collection and the Guarantor shall be liable with the Obligor. In furtherance hereof, the Guarantor does hereby acknowledge and confirm that the Obligations are intended to and will confer significant benefit upon the Guarantor.

     1. Notwithstanding any payment(s) made by the Guarantor hereunder, but without prejudice to the Guarantor's rights as a creditor of the Obligor, the Guarantor shall in no event be entitled to be subrogated to any of the rights of the Holders against the Obligor unless and until all Obligations shall have been paid in full; and the Guarantor shall in no event seek any contribution or reimbursement from the Obligor in respect of any payment(s) made by or received in respect of the Guarantor hereunder, unless and until all of the Obligations shall have been paid in full.

     2. The Guarantor hereby acknowledges and agrees that the validity of this Guaranty and the Guarantors' obligations hereunder shall in no way be terminated, modified, affected, impaired or diminished by reason of

(i) any failure by the Holders (or any of them) to insist in any one or more instances upon strict performance or observance by the Obligor of any of the terms, provisions or conditions of the Transaction Documents,

(ii) any assertion or non-assertion by the Holders (or any of them) against the Obligor of any of the rights or remedies reserved to the Holders in the Transaction Documents,

(iii) any forbearance by the Holders (or any of them) from exercising any of its rights or remedies as aforesaid,

(iv) any bankruptcy, insolvency, receivership, reorganization, liquidation or other similar proceeding relating to the Obligor,

(v) any relief of the Obligor and/or the Guarantor from any of its obligations under any of the Transaction Documents , by operation of law, in equity or otherwise,

(vi) any amendment, modification, extension, renewal, termination, compromise or waiver under or in respect of any of the Transaction Documents, or

(vii) any transfer, assignment or negotiation of any of the Transaction Documents or this Guaranty.

Except for any required demand in respect of payment hereunder, the Guarantor hereby waives any and all notice, demand, presentment, protest and other such privilege or formality, and all notice in respect of the creation, renewal, extension or accrual of any Obligations. The Guarantor represents and warrants to the Holders that this Guaranty has been duly executed and delivered by the Guarantor, constitutes the legal, valid and binding obligation of the Guarantor, and is enforceable against the Guarantor in accordance with its terms; the Guarantor has full capacity and power to execute and deliver this Guaranty; and the execution and delivery by the Guarantor of this Guaranty and the performance by the Guarantor of his obligations hereunder, do not violate, or conflict with, any agreement, instrument, note, judgment, order or decree binding on the Guarantor or under any law, rule or regulation applicable to the Guarantor, which violation or conflict would have a material and adverse effect on the Guarantor's ability to perform his obligations under this Guaranty.

     3. This Guaranty shall inure to the benefit of the Holders and their successors and assigns.

     4. Subject to applicable statutes of limitations, no delay on the part of any of the Holders in exercising any rights hereunder, or any failure by any of the Holders to exercise any such rights, shall operate as a waiver of any such rights for any purposes, it being understood that, subject to applicable statutes of limitations, the Holders may exercise any and all of his rights hereunder at any time and from time to time pursuant to the terms hereof.

     5. Except as otherwise provided herein, this Guaranty may not be terminated, modified or amended except by a writing duly executed by the Holders.

     6. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

     7. In the event that the Holders shall, after default by the Guarantor of any of his obligations hereunder, place this Guaranty in the hands of any attorney for enforcement and/or collection, the Guarantor shall pay to the Holders reasonable attorneys' fees together with all other reasonable costs and expenses of enforcement and collection.

     8. This Guaranty may be executed in any number of counterparts, each of whom shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned Guarantor, intending to be legally bound hereby, has executed this Guaranty as of the date set forth above.



                                            /s/ Paul Egan
                                            Name: Paul Egan


ACCEPTED AND AGREED TO:


/s/  David Stefansky
David Stefansky

/s/  Marc Siegal
Marc Siegal


/s/  Richard Rosenblum
Richard Rosenblum

                                      SCHEDULE 1
                                        Holders

Name                   Address                           Dollar Value of Note

Marc Siegal         3010 North Military Trail                $20,000
                    Suite 300
                    Boca Raton, Florida 33431

David Stefansky     1070 Forest Avenue                       $20,000
                    Lakewood, New Jersey 08701

Richard Rosenblum   19 Horizon Drive                         $20,000
                    Wayne, New Jersey 07470